Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 17, 2015

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales

PHILADELPHIA, PA, August 17, 2015 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $67 million and $100 million for the three and six months ended July 31, 2015, respectively. Earnings per diluted share were $0.52 and $0.76 for the three and six months ended July 31, 2015, respectively.

Total Company net sales for the second quarter of fiscal 2016 increased 7% over the same quarter last year to a record $867 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 4%. Comparable Retail segment net sales increased 14% at Free People, 4% at Urban Outfitters and 2% at the Anthropologie Group. Wholesale segment net sales rose 21%.

“We are pleased to announce record sales for the second quarter driven by positive retail segment comp growth at each brand,” said Richard A. Hayne, Chief Executive Officer. “Without question, the brands’ strong execution of our long-term strategy helped fuel that sales growth and laid the groundwork for future increases, as well,” finished Mr. Hayne.

Net sales by brand and segment for the three and six month periods were as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Net sales by brand
Urban Outfitters	$342,207	$328,632	$637,882	$606,288
Anthropologie Group[1]	370,672	354,316	682,048	654,299
Free People	154,581	128,305	286,540	236,976

Total Company	$867,460	$811,253	$1,606,470	$1,497,563

Net sales by segment
Retail Segment	$795,740	$752,116	$1,480,749	$1,392,546
Wholesale Segment	71,720	59,137	125,721	105,017

Total Company	$867,460	$811,253	$1,606,470	$1,497,563

[1]	Anthropologie Group consists of the Anthropologie, Bhldn and Terrain brands

For the three and six months ended July 31, 2015, the gross profit rate declined by 71 basis points and 104 basis points versus the prior year’s comparable periods, respectively. The decline in gross profit rate was primarily driven by higher delivery and fulfillment center expenses largely related to the increase in direct-to-consumer sales penetration as well as incremental costs associated with the transition of our South Carolina fulfillment center to Gap, Pennsylvania.

As of July 31, 2015, total inventories increased by $22 million, or 6%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories decreased 2% at cost while decreasing 7% in units.

For the three and six months ended July 31, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 29 basis points and 22 basis points compared to the prior year’s comparable periods, respectively. The increase in both periods was primarily due to increased marketing and technology expenses which drove higher direct-to-consumer traffic.

The Company’s effective tax rate for the second quarter of fiscal 2016 was 35.2% compared to 35.5% in the prior year’s comparable period.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired a total of 4.8 million common shares for approximately $170.8 million during the six months ended July 31, 2015.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During the six months ended July 31, 2015, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $82.8 million which completed this authorization. The Company repurchased and subsequently retired 7.7 million common shares at a total cost of $258.2 million during fiscal 2015.

On July 1, 2015, the Company entered into a five-year $400 million asset-based revolving credit facility with a group of lenders, with JPMorgan Chase Bank N.A. as administrative agent. The new credit facility replaced the Company’s existing $175 million line of credit facility with Wells Fargo Bank, National Association, which was set to expire in March 2019, and is secured by the Company’s eligible inventory and accounts receivable. As of July 31, 2015, borrowings under the new revolving credit facility totaled approximately $115 million. All borrowings under the revolving credit facilities were used to fund the repurchase of common shares of the Company.

During the six months ended July 31, 2015, the Company opened a total of 13 new stores including: 7 Free People stores, 4 Anthropologie Group stores and 2 Urban Outfitters stores. The Company closed 3 stores during the six months ended July 31, 2015, 2 Urban Outfitters stores and 1 Free People store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 238 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 210 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 108 Free People stores in the United States and Canada, catalogs and websites; and Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; as of July 31, 2015.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/hvn6tkkj/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting  from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal  fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014

Net sales	$867,460	$811,253	$1,606,470	$1,497,563
Cost of sales	549,355	507,995	1,041,944	955,794

Gross profit	318,105	303,258	564,526	541,769
Selling, general and administrative expenses	214,354	198,141	407,721	376,831

Income from operations	103,751	105,117	156,805	164,938
Other expense, net	(596)	(523)	(2,717)	(867)

Income before income taxes	103,155	104,594	154,088	164,071
Income tax expense	36,314	37,085	54,471	59,084

Net income	$66,841	$67,509	$99,617	$104,987

Net income per common share:
Basic	$0.52	$0.49	$0.77	$0.75

Diluted	$0.52	$0.49	$0.76	$0.74

Weighted-average common shares outstanding:
Basic	127,910,026	136,453,663	129,529,108	140,201,489

Diluted	129,080,594	138,177,110	130,931,093	141,978,651

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	63.3%	62.6%	64.9%	63.8%

Gross profit	36.7%	37.4%	35.1%	36.2%
Selling, general and administrative expenses	24.7%	24.4%	25.3%	25.2%

Income from operations	12.0%	13.0%	9.8%	11.0%
Other expense, net	(0.1%)	(0.1%)	(0.2%)	0.0%

Income before income taxes	11.9%	12.9%	9.6%	11.0%
Income tax expense	4.2%	4.6%	3.4%	4.0%

Net income	7.7%	8.3%	6.2%	7.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2015	January 31, 2015	July 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$194,441	$154,558	$145,273
Marketable securities	71,926	104,246	106,721

Accounts receivable, net of allowance for doubtful accounts of $813, $850 and $1,038, respectively	70,014	70,458	72,813
Inventories	384,404	358,237	362,028
Prepaid expenses, deferred taxes and other current assets	118,678	121,618	105,129

Total current assets	839,463	809,117	791,964
Property and equipment, net	900,302	889,232	868,642
Marketable securities	72,764	104,448	157,146
Deferred income taxes and other assets	94,804	85,944	86,394

Total Assets	$1,907,333	$1,888,741	$1,904,146

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$134,673	$156,090	$156,810
Accrued expenses, accrued compensation and other current liabilities	218,604	197,650	211,388

Total current liabilities	353,277	353,740	368,198
Long-term debt	115,000	—	—
Deferred rent and other liabilities	207,808	207,032	199,891

Total Liabilities	676,085	560,772	568,089

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 125,126,008, 130,502,864 and 134,057,393 shares issued and outstanding, respectively	13	13	13
Additional paid-in-capital	—	—	—
Retained earnings	1,241,227	1,343,383	1,333,658
Accumulated other comprehensive income (loss)	(9,992)	(15,427)	2,386

Total Shareholders’ Equity	1,231,248	1,327,969	1,336,057

Total Liabilities and Shareholders’ Equity	$1,907,333	$1,888,741	$1,904,146